Exhibit 99.1

FOR IMMEDIATE RELEASE

Ingersoll Rand Delivers First-Quarter EPS of $0.35 on 13 Percent Revenue

Growth; Announces Intent to Divest Hussmann Refrigeration Business

•        Reported earnings per share (EPS) of $0.35 from continuing operations, at the top of the prior guidance range of $0.25 to $0.35.

•        Revenues of $3.1 billion in the first quarter, up 13 percent compared with 2010.

•        Operating margin of 7.4 percent improved 2.4 percentage points year-over-year, driven by higher volume, pricing and gross productivity.

•        First-quarter orders increased 12 percent year-over-year, led by upswings in industrial, refrigerated transport and commercial heating, ventilation and air conditioning (HVAC).

•        Full-year 2011 EPS guidance for continuing operations remains $2.90 to $3.10.

•        Intent to divest the Hussmann refrigerated display case business announced.

Swords, Ireland, April 21, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today reported that total revenues increased 13 percent for the first quarter of 2011 compared with the 2010 first quarter; orders increased by approximately 12 percent; and diluted earnings per share (EPS) from continuing operations were at the top of the prior guidance range.

The company reported a net loss of $77.6 million, or EPS of $(0.22), for the first quarter of 2011. First-quarter net income included $121.0 million, or EPS of $0.35, from continuing operations, as well as $198.6 million of after-tax loss from discontinued operations. Discontinued operations included the results of discontinued businesses net of tax, as well as an after-tax impairment charge related to the

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divestiture of Hussmann. This compares with net earnings for the 2010 first quarter of $1.4 million, which included EPS of $0.05 from continuing operations and costs of $(0.05) from discontinued operations. The 2010 first quarter included approximately $41 million or EPS of $(0.12) of health care legislation-related tax expense.

“During the first quarter we made additional progress toward achieving our long-term revenue growth, operating margin and earnings objectives,” said Michael W. Lamach, chairman, president and chief executive officer of Ingersoll Rand. “First-quarter revenues increased by 13 percent, and we leveraged these gains to improve operating income by 66 percent and to increase our operating margins by more than our 2 percentage point goal. We continued to build a culture in which our activities exceed customers’ expectations and improve our efficiency.”

Planned Divestiture of Hussmann Business

The company announced its plans to divest the Hussmann North American refrigerated display case equipment business, as well as the equipment, service and installation businesses outside of North America.

“At present we are in discussions with a number of purchasers who are focused on the continued development of the business. The proposed transaction represents another major step to realign our product portfolio as we accelerate operational excellence initiatives in our core businesses,” said Lamach.

Hussmann designs, manufactures and markets stationary refrigeration equipment, has five manufacturing facilities and currently employs approximately 3,400 people. Full-year 2010 revenues for the operations to be divested were approximately $800 million.

Because of the planned divestiture, the results of the Hussmann business, which were formerly part of the Climate Solutions segment, are reported as a single item, net of tax, as part of discontinued operations for the first quarter of 2011 and in all prior periods.

Additional Highlights for the 2011 First Quarter

Revenues: The company’s reported revenues increased 13 percent to $3,138 million, compared with revenues of $2,766 million for the 2010 first quarter. Total revenues excluding currency were up 12 percent, compared with 2010. Reported U.S. revenues were up 10 percent, and revenues from international operations also increased approximately 19 percent (up 16 percent excluding currency), primarily due to strong growth in Asia.

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Operating Income and Margin: Operating income for the first quarter was $231.9 million, an increase of 66 percent compared with $139.5 million for the 2010 first quarter. The first quarter operating margin was 7.4 percent, an increase of 2.4 percentage points compared to an operating margin of 5 percent for the same period of 2010. Higher volumes, pricing actions and operational excellence initiatives drove the increase in operating profits and margins. These improvements were partially offset by inflation.

Interest Expense and Other Income/Expense: Interest expense of $68.3 million for the first quarter of 2011 decreased compared with $71 million in the 2010 first quarter, due to lower year-over-year debt balances. Other income totaled $5.1 million for the first quarter of 2011, a slight decrease compared with the 2010 first quarter.

Taxes: The company had an effective tax rate of approximately 25 percent in the first quarter of 2011, which was slightly above the forecast rate of 24 percent.

First-Quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. The company’s four segments are Climate Solutions, which includes the Trane commercial HVAC systems and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses.

Climate Solutions delivers energy-efficient solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings and Thermo King, the leader in transport temperature control solutions. Reported operating results for 2010 and 2011 exclude the Hussmann businesses being divested. Revenues for the first quarter of 2011 were $1,673 million and increased 17 percent (up 15 percent excluding currency) compared with the first quarter of 2010. Bookings increased 14 percent year-over-year with double-digit gains in the HVAC and transport business.

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On a year-over-year basis, total commercial HVAC revenues increased 14 percent (up 12 percent excluding currency), with a 16 percent increase in equipment and systems revenues and a 12 percent increase in parts, services and solutions. Commercial revenues increased in all major geographic regions, with strong year-over-year improvements in the Americas and Asia. Equipment revenue in North America was up 12 percent as markets continued to recover after reaching a cyclical bottom in the second half of 2010. First-quarter bookings were up 12 percent compared with the 2010 first quarter, with strong gains in Latin America and Asia.

Total Thermo King refrigerated transport revenues increased 25 percent in the first quarter compared with last year, with significant growth in both the Americas and Europe. Total worldwide refrigerated trailer and truck revenues increased approximately 40 percent compared with last year, reflecting improved activity in both the U.S. and overseas markets. Seagoing container revenues, auxiliary power units and worldwide bus revenues also increased due to improving end-market activity.

First-quarter segment operating margin was 5.9 percent, an increase of 3.7 percentage points compared with last year. Higher volumes, pricing, productivity actions and improved revenue mix offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the first quarter of $641 million increased approximately 18 percent (up 17 percent excluding currency) compared with the first quarter of 2010. Air and Productivity revenues increased 22 percent, with volume increases in all major geographic regions. Revenues in the Americas increased 23 percent compared with 2010, as industrial and commercial markets for both air compressors and tools continued to improve. Air and Productivity Solutions revenues outside the Americas increased approximately 21 percent (up 20 percent excluding currency) compared with 2010, from strong activity in Asia. Bookings increased 28 percent year-over-year with substantial gains in all geographic regions.

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Club Car revenues increased slightly compared with the first quarter of 2010, as increased sales for golf cars and aftermarket were partially offset by declines in utility vehicles. Bookings increased slightly due to stable demand in the North American golf market.

First-quarter operating margin for Industrial Technologies of 13.3 percent increased by 1.9 percentage points compared with last year. The margin improvement was due to higher volumes from recovering industrial markets, improved pricing and productivity, which were partially offset by inflation and higher investment spending.

Residential Solutions includes the Trane and Schlage brands, which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls and remote home management systems. First-quarter revenues were $433 million, an increase of approximately 10 percent (up 9 percent excluding currency) compared with 2010. Bookings increased 2 percent year-over-year.

Total reported residential security revenues increased by 2 percent compared with 2010 as stagnant remodeling and new builder markets and ongoing inventory management actions by “big box” customers in the United States were more than offset by growth in Latin America.

Residential HVAC revenues increased 12 percent compared with 2010 with increased shipments of residential and light commercial HVAC systems. The revenue gain was largely driven by replacement sales. First-quarter segment operating margin of 1.8 percent compared with 4.4 percent recorded in 2010. The segment margin decline was due to inflation, costs related to new product introductions and negative mix, which were partially offset by productivity, pricing and volume gains.

Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. First-quarter revenues of $391 million declined by approximately 1 percent compared with the first quarter of 2010. First-quarter results reflect the bottoming of new building activity in the United States and in Europe and moderate improvements in the retrofit/remodeling market. Revenues in the Americas

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were up 4 percent due to improving sales of both mechanical and electronic locking devices. Overall segment bookings were down slightly as small gains in the Americas and Europe were more than offset by declines in Asia. First-quarter operating margin improved to 17.9 percent, compared with 16.5 percent in the first quarter of 2010. The operating margin increase was due to cost reduction from productivity gains, improved pricing and positive revenue mix, which offset lower volumes in international markets and commodity inflation.

Balance Sheet

During the first quarter, working capital was 4.9 percent of revenues, an increase from last year due to additional working capital requirements from higher-than-expected revenue growth. Available cash flow for the quarter was on target, and the company expects to generate $1.1 billion of available cash flow in 2011. Cash balances and total debt balances were $918 million and $3.7 billion, respectively, at the end of the first quarter.

Dividend Increase and Share Repurchase

On April 7, 2011, the company announced that its board of directors declared a quarterly dividend of 12 cents per ordinary share of the company, reflecting a 71 percent increase. The board also authorized the repurchase of up to $2 billion of the company’s ordinary shares.

“These actions reflect our continued focus on creating long-term shareholder value and delivering on our commitments,” said Lamach. “We are on track to strengthen our financial position through debt reduction and strong cash flow delivered through ongoing margin improvements. We are now moving to the next phase of our communicated capital allocation strategy with a significant dividend increase and a substantial share repurchase program. Additionally, we intend to use the proceeds from the Hussmann divestiture to accelerate the share repurchase.”

Outlook

The majority of Ingersoll Rand’s major end markets continued to recover in the first quarter of 2011. First-quarter orders were up approximately 12 percent, compared with last year. There are sustained recoveries in the worldwide industrial and refrigerated transport markets, global parts and service activity and across most of the company’s businesses in Asia. The North American commercial and residential HVAC markets are also slowly recovering.

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Revenues for the full year are expected to be in the range of $14.6 billion to $14.8 billion, an increase of 10 to 11 percent. Full-year EPS from continuing operations are expected to be in the range of $2.90 to $3.10. The forecast also includes a tax rate of 23 percent for continuing operations and an average diluted share count for full year of approximately 350 million shares, excluding any impact from share repurchase. Available cash flow for full year 2011 is expected to approximate $1.1 billion, based on projected earnings and working capital requirements.

Second-quarter revenues are expected to be in the range of $3.85 billion to $3.95 billion, which would be an increase of approximately 10 to 13 percent compared with the second quarter of 2010. EPS from continuing operations for the second quarter are expected to be in the range of $0.85 to $0.95. The second-quarter forecast also reflects a tax rate of 23 percent for continuing operations and an average diluted share count of 350 million shares.

“Our internal business fundamentals and most of our external markets improved throughout the first quarter,” said Lamach. “Our balance sheet is solid and improving and we are generating significant cash. As the recovery of the world economy progresses, we will continue to invest in new products and innovation. Our achievements give us a high degree of confidence that we will sustain improved performance in 2011 and beyond.”

This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2010 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of Ingersoll Rand’s incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

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All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s ordinary shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

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04/21/11

(See Accompanying Tables)

•	Condensed Income Statement

•	Segments

•	Available Cash Flow

•	Balance Sheet Metrics

Contacts:
Media:	Investors and Financial Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

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Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended March 31,
	2011	2010
Net revenues	$3,138.0	$2,765.9
Cost of goods sold	(2,249.8)	(2,009.2)

Selling & administrative expenses	(656.3)	(617.2)

Operating income	231.9	139.5
Interest expense	(68.3)	(71.0)
Other income, net	5.1	5.8

Earnings before income taxes	168.7	74.3
Provision for income taxes	(41.5)	(54.1)

Earnings from continuing operations	127.2	20.2
Discontinued operations, net of tax	(198.7)	(14.2)

Net earnings (loss)	(71.5)	6.0
Less: Net earnings attributable to noncontrolling interests	(6.1)	(4.6)

Net earnings (loss) attributable to Ingersoll-Rand plc	$(77.6)	$1.4

Amounts attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$121.0	$15.6
Discontinued operations	(198.6)	(14.2)

Net earnings (loss)	$(77.6)	$1.4

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$0.35	$0.05
Discontinued operations	(0.57)	(0.05)

	$(0.22)	$—

Weighted-average number of common shares outstanding:
Diluted	348.5	336.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended March 31,
	2011	2010
Climate Solutions
Net revenues	$1,673.2	$1,433.6
Operating income	99.0	31.2
and as a % of Net revenues	5.9%	2.2%

Industrial Technologies
Net revenues	640.5	544.1
Operating income	85.2	61.8
and as a % of Net revenues	13.3%	11.4%

Residential Solutions
Net revenues	433.3	395.4
Operating income (loss)	8.0	17.2
and as a % of Net revenues	1.8%	4.4%

Security Technologies
Net revenues	391.0	392.8
Operating income	70.0	64.8
and as a % of Net revenues	17.9%	16.5%

Total
Net revenues	$3,138.0	$2,765.9
Operating income	262.2	175.0
and as a % of Net revenues	8.4%	6.3%

Unallocated corporate expense	(30.3)	(35.5)

Consolidated operating income	$231.9	$139.5

and as a % of Net revenues	7.4%	5.0%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Quarter Ended March 31, 2011
Cash used in operating activities (a)	$(62.5)
Capital expenditures (a)	(41.5)

Available cash flow	$(104.0)

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,	March 31,
	2010	2011	2010
Net Receivables	$2,258	$2,333	$2,037
Days Sales Outstanding	58.4	67.8	67.2

Net Inventory	$1,318	$1,578	$1,268
Inventory Turns	7.7	5.7	6.3

Accounts Payable	$1,275	$1,383	$1,126
Days Payable Outstanding	45.6	56.1	51.2

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION